Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

SERIES B-1 CONVERTIBLE PREFERRED STOCK

OF

STANDARD BIOTOOLS INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

Standard BioTools Inc., a Delaware corporation (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

That pursuant to the authority conferred upon the Company’s board of directors (the “Board”) by the Company’s Eighth Amended and Restated Certificate of Incorporation, as amended, the Board adopted resolutions creating a series of preferred stock, par value $0.001 per share, designated as Series B-1 Convertible Preferred Stock (the “Series B-1 Preferred Stock”).

That a Certificate of Designations of Rights, Preferences and Privileges of the Series B-1 Preferred Stock (the “Series B-1 Certificate of Designations”) was duly executed, acknowledged and filed with the Secretary of State of the State of Delaware on April 1, 2022, and subsequently recorded in the office of the recorder of the county in which is located the Company’s registered office in the State of Delaware.

That, on March 17, 2024, a special committee of the Board duly adopted the following resolutions:

RESOLVED:

That, effective as of the exchange of securities pursuant to the exchange transaction, no shares of the Company’s authorized Series B-1 Preferred Stock will be outstanding, and no shares of the Series B-1 Preferred Stock will be issued subject to the Series B-1 Certificate of Designations.

RESOLVED:

That the authorized officers of the Company be, and each hereby is, authorized and directed to file a certificate setting forth these resolutions with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the Company’s Eighth Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), all matters set forth in the Series B-1 Certificate of Designations; and, further, that upon such filing all authorized shares of Series B-1 Preferred Stock shall be eliminated and restored to the status of authorized but unissued shares of undesignated preferred stock under the Certificate of Incorporation.

That, accordingly, all matters set forth in the Series B-1 Certificate of Designations be, and hereby are, eliminated from the Eighth Amended and Restated Certificate of Incorporation, as hereto amended, of the Company.

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IN WITNESS WHEREOF, the undersigned has caused this Certificate of Elimination to be duly executed as of the date first written above.

STANDARD BIOTOOLS Inc.

By:	/s/ Jeffrey Black
Name:	Jeffrey Black
Title:	Chief Financial Officer

[Signature Page to Certificate of Elimination]